Exhibit 10.3

EXLSERVICE HOLDINGS, INC.
2018 OMNIBUS INCENTIVE PLAN
[FORM OF] RESTRICTED STOCK UNIT AGREEMENT (International)
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is made, effective as of the [__] day of [_____] (hereinafter the “Date of Grant”) by and between ExlService Holdings, Inc. a Delaware corporation (the “Company”), and __#ParticipantName#_________________ (the “Participant”).
WHEREAS, the Company has adopted the ExlService Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”), pursuant to which awards of Restricted Stock Units may be granted; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Stock Units as provided herein and subject to the terms set forth herein.
NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Grant of Restricted Stock Units. The Company hereby grants on the Date of Grant, to the Participant a total of [●] Restricted Stock Units (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Such Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). On any given date, the value of each Restricted Stock Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock. The Award shall vest in accordance with Section 3 hereof and settle in accordance with Section 4 hereof.
2.Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.
3.Vesting. Except as otherwise provided herein, fifty percent (50%) of the Award shall vest based on continued employment with the Company (or its Affiliates) (the “Time-Based RSUs”) and fifty percent (50%) of the Award shall vest based on continued employment with the Company and the achievement of specified performance criteria described herein (the “Performance-Based RSUs”). Each day on which a portion of the Award vests in accordance with this Agreement is referred to as a “Vesting Date”.

2021 RSU Equity Grants – International Top Executives

(i)Time-Based RSUs.
(a)Generally. Subject to the Participant’s continued employment with the Company through each applicable Vesting Date listed in the chart below (the “Vesting Chart”), the Time-Based RSUs shall become vested as follows:

Percent of Time-Based RSUs Vesting	Vesting Date

(b)Change in Control. (A) Notwithstanding the foregoing, in the event that a “Change in Control” (which for purposes of this Agreement shall have the meaning set forth in the Plan as modified by the language at the end of this Section 3) occurs at a time when any portion of the Time-Based RSUs remain unvested, then effective upon the consummation of the Change in Control, the vesting of the portion of the Time-Based RSUs which is not then fully vested shall accelerate such that any portion of the Time-Based RSUs which would have become vested during the one-year period following the Change in Control shall become vested effective as of the consummation of the Change in Control.
    (B) In addition: (1) in the event that Participant’s employment by the Company is terminated by the Company without Cause (as defined in the Plan) (x) at any time following a Change in Control or (y) in specific contemplation of a Change in Control or (2) in the event Participant resigns with “Good Reason” (as defined below) at any time following a Change in Control, Participant shall, upon and subject to the execution within sixty (60) days following termination of employment (and non- revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its Affiliates and each of their employees, officers and directors, be entitled to immediate vesting as of the termination date of any portion of the Time-Based RSUs which is unvested as of the termination date.
    (C) The term “Good Reason” shall have the meaning set forth in any employment, consulting or other agreement between the Company or an Affiliate and the Participant in effect on the date hereof, or, in the absence of such definition therein, the occurrence, without Participant’s prior written consent, of any of the following events:
i.a substantial reduction of Participant’s duties or responsibilities, or Participant being required to report to any person other than the Board or the Company’s Chief Executive Officer or President; provided that, if there is a Change in Control and Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in Participant’s title shall not a constitute a significant reduction of Participant’s duties and authorities hereunder;
ii.Participant’s job title is adversely changed, provided that if there is a Change in Control and Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in

Participant’s title shall not constitute a significant reduction of Participant’s duties and authorities hereunder;
iii.following a Change in Control, a change in the office or location where Participant is based of more than thirty (30) miles, which new location is more than thirty (30) miles from Participant’s primary residence; or
iv.following a Change in Control, a breach by the Company of any material term of any employment, consulting, or similar agreement between the Company and Participant;
provided that, a termination by Participant with Good Reason shall be effective only if, within thirty (30) days following Participant’s first becoming aware of the circumstances giving rise to Good Reason, Participant delivers a “notice of termination” for Good Reason to the Company, and the Company within fifteen (15) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.
1.Death. Notwithstanding the foregoing, in the event that Participant’s employment with the Company is terminated due to Participant’s death at a time when any portion of the Time-Based RSUs remain unvested, the portion of the Time-Based RSUs which is unvested shall become immediately vested effective as of the date of Participant’s death.
2.Retirement. Notwithstanding the foregoing, and assuming that such Time-Based RSUs have been outstanding for at least six (6) months from the Grant Date, in the event that Participant’s employment with Company is terminated, other than by Company for Cause,
v.after having attained age sixty (60) with ten (10) years of service with the Company (or its Affiliates) at a time when any portion of the Time-Based RSUs remain unvested, then one-hundred percent (100%) of that portion of the Participant’s Time-Based RSUs (and only that portion) that is scheduled to vest within the next twelve (12) months shall become immediately vested as of the date the Participant terminates employment, and any remaining unvested Time-Based RSUs shall be immediately forfeited; and
vi.after having attained age sixty (60) with five (5) years of service with the Company (or its Affiliates), then fifty percent (50%) of that portion of the Participant’s Time-Based RSUs (and only that portion) that is scheduled to vest within the next twelve (12) months shall become immediately vested as of the date the Participant terminates employment, and any remaining unvested Time-Based RSUs shall be immediately forfeited.
Any Time-Based RSUs shall be settled in accordance with Section 4 of this Agreement.
1.Performance-Based RSUs.
3.Generally. Except as otherwise provided herein, the Performance-Based RSUs shall cliff vest on [_____], based on continuous service with the Company through such Vesting Date and the achievement of relative total stockholder return (“TSR”) performance of the Company against the Peer Group (as defined on Exhibit A) over the period from [_____] through [_____] (the “TSR Performance Period”) as set forth on Exhibit A.
4.Change in Control. Notwithstanding the foregoing:
    (A)    In the event that a Change in Control occurs on or before the first anniversary of the Date of Grant, one hundred percent (100%) of the Performance-

Based RSUs will be deemed earned. For the avoidance of doubt, in such event, the Participant will be unable to earn any additional Performance-Based RSUs. In the event that a Change in Control occurs after the first anniversary of the Date of Grant, then (i) the TSR Performance Period shall be deemed to end on the date of the Change in Control, and the Committee shall determine the TSR of the Company and the Peer Group (as defined in Exhibit A) as of such date, and shall determine the number of Performance-Based RSUs earned by the Participant; and (ii) for purposes of determination of the Company’s TSR for the TSR Performance Period, the Company’s stock price shall be equal to the consideration paid per share of the Company’s common stock in the Change in Control transaction, as determined by the Committee (and shall not be equal to the 30-day average of the Company’s stock price on the last day of the TSR Performance Period, as set forth in Exhibit A).
    (C)    The Performance-Based RSUs deemed earned in accordance with the foregoing provisions of this Section 3(b)(ii) will be treated as immediately vested in accordance with the schedule set forth in the special Change in Control vesting chart below (the “Special CIC Vesting Chart”) as well as additional vesting based on the methodology set forth in Section 3(a)(ii)(A), subject to the Participant’s continuous employment with the Company or an Affiliate through the consummation of the Change in Control, assuming for such purpose that such deemed earned Performance-Based RSUs had originally been subject only to time-based vesting, as set forth in the Special CIC Vesting Chart.

Vested Percent of Deemed Earned Performance-Based RSUs	Vesting Date

Accordingly, for example, the Special CIC Vesting Chart and the methodology of Section 3(a)(ii)(A) shall be applied effective as of the consummation of the Change in Control so that: (x) to the extent that any of the Vesting Dates set forth in the Special CIC Vesting Chart occurred prior to the date of the occurrence of the Change in Control, then a portion (as set forth in such chart) of such deemed earned Performance-Based RSUs shall be immediately vested effective upon the consummation of the Change in Control; and (y) after taking into account any accelerated vesting pursuant to the immediately preceding clause (x), effective upon the consummation of the Change in Control, the vesting of the portion of such deemed earned Performance-Based RSUs that are not then fully vested shall accelerate such that any portion of those deemed earned Performance-Based RSUs which would have become vested during the one-year period following the Change in Control (based on the application of the Special CIC Vesting Chart to such Performance-Based RSUs), shall become vested effective as of the consummation of the Change in Control. The remaining portion of the deemed earned Performance-Based RSUs shall cliff vest on [_____], subject to the Participant’s continuous employment with the Company or an Affiliate through such date; provided that (1) in the event that Participant’s employment by the Company is terminated by the Company without Cause (x) at any time following a Change in Control or (y) in specific contemplation of a Change in Control or (2) in the event Participant resigns with Good Reason at any time following a Change in Control, Participant shall, upon and subject to the execution within sixty (60) days following termination of employment (and non- revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its Affiliates and each of their employees, officers and directors, be entitled to immediate vesting as of the termination date of the remaining portion of the deemed earned Performance-Based RSUs which is unvested as of the termination date.
5.Death. Notwithstanding the foregoing:

(A)    Prior to a Change in Control. In the event that no Change in Control has occurred and Participant’s employment with the Company is terminated due to Participant’s death prior to [_____], Participant shall become immediately vested in a number of Performance-Based RSUs equal to (x) the number of completed full months from [_____] to the date of Participant’s death divided by (y) 36 multiplied by (z) 100% of the Performance-Based RSUs, effective as of the date of Participant’s death.
(B)    After a Change in Control. In the event that Participant’s employment with the Company is terminated due to Participant’s death prior to [____] but after a Change in Control has occurred, Participant shall become immediately vested in 100% of the Performance-Based RSUs that were deemed earned as a result of the Change in Control pursuant to Sections 3(b)(ii)(A) and 3(b)(ii)(B) above, effective as of the date of Participant’s death.
6.Retirement. Notwithstanding the foregoing, and assuming that such Performance-Based RSUs have been outstanding for at least six (6) months from the Grant Date, in the event that Participant’s employment with Company is terminated, other than by Company for Cause,
vii.after having attained age sixty (60) with ten (10) years of service with the Company (or its Affiliates) prior to [______], the Vesting Date for the Performance-Based RSUs, Participant shall earn a pro rata portion of the Performance-Based RSUs based on actual Company performance (with respect to the TSR performance goals) at the end of the performance period, as determined by the Committee.
Such proration shall be determined as follows: the number of Performance-Based RSUs (rounded to the nearest whole number) that have been deemed earned by the Committee shall vest based on the product of the total number of Performance-Based RSUs granted on the Grant Date multiplied by the quotient of (x) divided by (y), where (x) equals the total number of years of service completed by Participant from the Grant Date (rounding up the number of years of service) and (y) equals three (3);
viii.after having attained age sixty (60) with only five (5) years of service with the Company (or its Affiliates) prior to [______], the Vesting Date for the Performance-Based RSUs, the Participant shall earn a pro rata portion of the Performance-Based RSUs calculated in accordance with the methodology outlined in subsection 3(b)(v)(A) immediately above, provided that such amount shall be reduced by fifty-percent (50%).
Any Performance-Based RSUs shall be settled in accordance with Section 4 of this Agreement after the end of the performance period. The determination of any prorated Performance-Based RSU shall be made by the Committee in its sole discretion.
2.Special 409A Rule. Notwithstanding anything to the contrary in this Section 3, to the extent necessary to comply with Section 409A of the Code, a Change in Control hereunder shall not give rise to any acceleration of the vesting of any portion of an Award hereunder unless such event satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.
4.Terms.
3.Settlement. As soon as practicable following each applicable Vesting Date (including as applicable the date of consummation of a Change in Control and certain terminations of employment upon or following a Change in Control, as applicable), the Company shall settle the portion of the Award that is vested on such date and shall therefore (i) issue and deliver to the Participant one share of Common Stock for each Restricted Stock Unit subject to the Award that has vested (the “RSU Shares”), with any fractional shares paid out in cash (and, upon such settlement, the Restricted Stock Units shall cease to be credited to the Account) and (ii) enter the Participant’s name as a stockholder of record with respect to the RSU Shares on the books of the Company. The Committee shall make all determinations with respect to the Performance-Based RSUs as soon as administratively practicable after [______] (or as of the Change in Control, as applicable) such that settlement of the earned and vested Performance-Based RSUs shall be made within the applicable short-term deferral period for purposes of Section 409A of the Code.
4.Dividend Equivalents. If on any date that Restricted Stock Units remain credited to the Account, dividends are paid by the Company on outstanding shares of its Common Stock (“Shares”) (each, a “Dividend Payment Date”), then the Participant's Account shall, as of each such Dividend Payment Date, be credited with an amount (each such amount, a “Dividend Equivalent Amount”) equal to the product of (i) the number of Restricted Stock Units in the Account as of the Dividend Payment Date and (ii) the per Share cash amount of such dividend (or, in the case of a dividend payable in Shares or other property, the per Share equivalent cash value of such dividend as determined in good faith by the Committee). On each applicable Vesting Date, in connection with the settlement and delivery of RSU Shares as contemplated by Section 4(a), the Participant shall be entitled to receive a payment, without interest, of an amount in cash equal to the accumulated Dividend Equivalent Amounts in respect of the RSU Shares so delivered.
5.Taxes and Withholding. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant even if technically due by the Company or the Employer (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of RSU Shares upon vesting/settlement of the Restricted Stock Units, the subsequent sale of RSU Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Upon the settlement of the Award in accordance with Section 4(a) hereof in RSU Shares, the Participant shall be required, as a condition of such settlement, to pay to the Company by check or wire transfer the amount of any income, payroll, or social tax withholding that the Company determines is required; provided that the Participant may elect to satisfy such tax withholding obligation by having the Company withhold from the settlement that number of RSU Shares having a Fair Market Value equal to the amount of such withholding. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in RSU Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the RSU Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
6.Effect of Termination of Services. Except as otherwise provided in the Plan, or as set forth in any employment, consulting or other agreement between the Company or an Affiliate and the Participant in effect on the date hereof, if the Participant’s employment with the Company terminates prior to any Vesting Date for any reason, all remaining Restricted Stock Units credited to the Account shall be forfeited without further consideration to the Participant.
7.Restrictions. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process. The Participant acknowledges and agrees that, with respect to each Restricted Stock Unit credited to his Account, he has no voting rights with respect to the Company unless and until each such Restricted Stock Unit is settled in RSU Shares pursuant to Section 4(a) hereof.
8.Rights as a Stockholder. Upon and following each Vesting Date, the Participant shall be the record owner of the RSU Shares settled upon such applicable date unless and until such RSU Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the RSU Shares. Prior to the first Vesting Date, the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Restricted Stock Units.
5.Miscellaneous.
9.General Assets. All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.
10.Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:
if to the Company:
ExlService Holdings, Inc.
320 Park Avenue, 29th Floor
New York, NY 10022
Attention: General Counsel
if to the Participant, at the Participant’s last known address on file with the Company.
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.
6.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
7.No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company (or its Affiliates) or shall interfere with or restrict in any way the right of the Company (or its Affiliates), which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.
8.Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and to the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
9.Personal Data. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, the Employer, the Company and any Affiliate of the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any

Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Participant understands that Data will be transferred to any third party assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the Participant’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
10.Nature of Grant. By signing the Agreement, the Participant acknowledges and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;
(c)all decisions with respect to future grants, if any, will be at the sole discretion of the Company;
(d)the Participant’s participation in the Plan is voluntary;
(e)the Participant’s participation in the Plan shall not create a right to any employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship, if any, at any time;
(f)the Restricted Stock Units and the RSU Shares subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment or service contract, if any;
(g)the Restricted Stock Units and the RSU Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
(h)the Restricted Stock Units and the RSU Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate of the Company;

(i)the future value of the RSU Shares is unknown and cannot be predicted with certainty;
(j)in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of the Participant’s employment (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived the Participant’s right to pursue or seek remedy for any such claim or entitlement;
(k)in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to receive Restricted Stock Units under the Plan and to vest in such Restricted Stock Units, if any, will terminate effective as of the date that the Participant is no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Restricted Stock Units; and
(l)the Restricted Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
1.Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
2.Bound by Plan. By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
3.Electronic Delivery and Acceptance. The Company has decided to deliver documents related to current or future participation in the Plan by electronic means and to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.
4.Entire Agreement. This Agreement and the Appendix hereto, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. Except as otherwise provided in Section 16 (Imposition of Other Requirements), no change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.
5.Appendix. Notwithstanding any provision herein, the Participant’s participation in the Plan shall be subject to any special terms and conditions as set forth in the appendix for the Participant’s country of residence, if any (the “Appendix”). Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
6.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any RSU Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

7.Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York, and agree that such litigation shall be conducted only in the courts of the State of New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this grant is made and/or to be performed.
8.JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.
9.Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
10.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. PLEASE NOTE: Participant’s designation/election via the current plan administrator’s website that Participant has read and accepted the terms of this Agreement and the terms and conditions of the Plan is considered Participant’s electronic signature and Participant’s express consent to this Agreement and the terms and conditions set forth in the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.
ExlService Holdings, Inc.

By:
Title:
#ParticipantName#
Participant

Exhibit A: Performance-Based RSUs

The Committee has designated the following peer group of public companies in the Company’s 8-digit Global Industry Classification Standard sub-industry group (the “Peer Group”):

TSR Peer Group
ALJ Regional Holdings, Inc.	Fidelity National Information Services, Inc.	MoneyGram International, Inc.	Square, Inc.
Alliance Data Systems Corporation	Fiserv, Inc.	Net 1 UEPS Technologies, Inc.	StarTek, Inc.
Automatic Data Processing, Inc.	FleetCor Technologies, Inc.	NIC Inc.	Steel Connect, Inc.
Black Knight, Inc.	Genpact Limited	PagSeguro Digital Ltd.	StoneCo Ltd.
Broadridge Financial Solutions, Inc.	Global Blue Group Holding AG	Paya Holdings Inc.	Sykes Enterprises, Incorporated
Cardtronics plc	Global Payments Inc.	Paychex, Inc.	The OLB Group, Inc.
Cass Information Systems, Inc.	GreenSky, Inc.	PayPal Holdings, Inc.	The Western Union Company
Concentrix Corporation	i3 Verticals, Inc.	PaySign, Inc.	TTEC Holdings, Inc.
Conduent Incorporated	Innodata Inc.	PRGX Global, Inc.	USA Technologies, Inc.
CSG Systems International, Inc.	International Money Express, Inc.	Priority Technology Holdings, Inc.	Usio, Inc.
Euronet Worldwide, Inc.	Jack Henry & Associates, Inc.	Qiwi plc	Verra Mobility Corporation
EVERTEC, Inc.	Marathon Patent Group, Inc.	Repay Holdings Corporation	Visa Inc.
EVO Payments, Inc.	Mastercard Incorporated	Sabre Corporation	WEX Inc.
Exela Technologies, Inc.	MAXIMUS, Inc.	Shift4 Payments, Inc.	WNS (Holdings) Limited

The Company’s TSR for the TSR Performance Period will be computed and then compared to the TSR of the companies in the Peer Group. A participant shall earn [200%, 150%, 100%, 50% or 0%] of the Performance-Based RSUs, as applicable, if the Company’s TSR for the Performance Period equals or exceeds the [80th, 65th, 50th, 35th or 20th] percentile, respectively, of the Peer Group, when ranked by TSR for the TSR Performance Period. The percentage of Performance-Based RSUs earned will be determined based on straight-line interpolation to the extent the Company’s TSR falls in between the 20th and 80th percentiles, as per the chart below:

Target TSR Percentile	Funding

Notwithstanding the foregoing, if the Company’s TSR for the TSR Performance Period is negative, the maximum percentage of Performance-Based RSUs that may be earned is 100% regardless of the Company’s actual percentile ranking relative to the peer Group.  TSR shall be determined in the customary manner based on the percentage increase in a company’s stock price (taking into account assumed immediate reinvestment of dividends) from the first day of the TSR Performance Period to the last day of the TSR Performance Period. For this purpose, a company’s stock price on the applicable date will be determined as the 30 calendar day average closing stock price ending on the applicable date (or the immediately preceding trading day if the applicable date is not a trading day), except as provided in Section 3(b) in the event of a Change in Control.

Companies in the Peer Group that are not publicly traded on the last day of the TSR Performance Period shall not be taken into account for TSR purposes (except that any such company that goes bankrupt will be deemed to have a negative 100% TSR).